Dated: July 1, 1995

                    Tax-Free Trust of Oregon
                        DISTRIBUTION PLAN

1. The Plan. This amended and restated Plan (the "Plan") is the written plan, contemplated by Rule 12b-1 (the "Rule") under the Investment Company Act of 1940 (the "1940 Act") of Tax-Free Trust of Oregon (the "Trust"), a portfolio of The Cascades Trust, a Massachusetts business trust (referred to herein as the "Business Trust").
2. Definitions. As used in this Plan, "Qualified Recipients" shall mean broker-dealers or others selected by Aquila Distributors, Inc. (the "Distributor"), including but not limited to any principal underwriter of the Trust with which the Distributor has entered into written agreements ("Related Agreements") contemplated by the Rule and which have rendered assistance (whether direct, administrative, or both) in the distribution and/or retention of the Trust's shares or servicing of shareholder accounts. "Qualified Holdings" shall mean, as to any Qualified Recipient, all Trust shares beneficially owned by such Qualified Recipient, or beneficially owned by its brokerage customers, other customers, other contacts, investment advisory clients, or other clients, if the Qualified Recipient was, in the sole judgment of the Distributor, instrumental in the purchase and/or retention of such Trust shares and/or in providing administrative assistance or other services in relation thereto.
3. Certain Payments Permitted. Subject to the direction and control of the Board of Trustees of the Business Trust, the Trust may make payments ("Permitted Payments") to Qualified Recipients, which Permitted Payments may be made directly, or through the Distributor or shareholder servicing agent as disbursing agent, which may not exceed, for any fiscal year of the Trust (as adjusted for any part or parts of a fiscal year during which payments under the Plan are not accruable or for any fiscal year which is not a full fiscal year) 0.15 of 1% of the average annual net assets of the Trust. The Distributor shall have sole authority (i) as to the selection of any Qualified Recipient or Recipients; (ii) not to select any Qualified Recipient; and (iii) the amount of Permitted Payments, if any, to each Qualified Recipient provided that the total Permitted Payments to all Qualified Recipients do not exceed the amount set forth above. The Distributor is authorized, but not directed, to take into account, in addition to any other factors deemed relevant by it, the following: (a) the amount of the Qualified Holdings of the Qualified Recipient; (b) the extent to which the Qualified Recipient has, at its expense, taken steps in the shareholder servicing area, including without limitation, any or all of the following activities: answering customer inquiries regarding account status and history, and the manner in which purchases and redemptions of shares of the Trust may be effected; assisting shareholders in designating and changing dividend options, account designations and addresses; providing necessary personnel and facilities to establish and maintain shareholder accounts and records; assisting in processing purchase and redemption transactions; arranging for the wiring of funds; transmitting and receiving funds in connection with customer orders to purchase or redeem shares; verifying and guaranteeing shareholder signatures in connection with redemption orders and transfers and changes in shareholder designated accounts; furnishing (either alone or together with other reports sent to a shareholder by such person) monthly and year end statements and confirmations of purchases and redemptions; transmitting, on behalf of the Trust, proxy statements, annual reports, updating prospectuses and other communications from the Trust to its shareholders; receiving tabulating and transmitting to the Trust proxies executed by shareholders with respect to meetings of shareholders of the Trust; and providing such other related services as the Distributor or a shareholder may request from time to time; and
(c) the possibility that the Qualified Holdings of the Qualified Recipient would be redeemed in the absence of its selection or continuance as a Qualified Recipient. Notwithstanding the foregoing two sentences, a majority of the Independent Trustees (as defined below) may remove any person as a Qualified Recipient. Amounts within the above limits accrued to a Qualified Recipient but not paid during a fiscal year may be paid thereafter; if less than the full amount is accrued to all Qualified Recipients, the difference will not be carried over to subsequent years.
4.    Additional Payments by the Administrator.   Whenever the
Administrator (i) makes any payment directly or through the Distributor for additional compensation to dealers in connection with sales of shares of the Trust, which additional compensation may include payment or partial payment for advertising of the Trust's shares, payment of travel expenses, including lodging, incurred in connection with trips taken by qualifying registered representatives and members of their families to locations within or outside of the United States, other prizes or financial assistance to securities dealers in offering their own seminars or conferences, or other items described in the Trust's prospectus, in amounts that will not exceed the amount of the sales charges in respect of sales of shares of the Trust effected through such participating dealers whether retained by Distributor or reallowed to participating dealers, or (ii) bears the costs, not borne by the Trust's Distributor, of printing and distributing all copies of the Trust's prospectuses, statements of additional information and reports to shareholders which are not sent to the Trust's shareholders, or the costs of supplemental sales literature and advertising, such payments are authorized.
     It is recognized that, in view of the bearing by the Administrator of certain distribution expenses, the profits, if any, of the Administrator are dependent primarily on the administration fees paid by the Trust to the Administrator and that its profits, if any, would be less, or losses, if any, would be increased due to the bearing by it of such expenses. If and to the extent that any such administration fees paid by the Trust might, in view of the foregoing, be considered as indirectly financing any activity which is primarily intended to result in the sale of shares issued by the Trust, the payment of such fees is authorized by the Plan.
5. Certain Trust Payments Authorized. If and to the extent that any of the payments listed below are considered to be "primarily intended to result in the sale of" shares issued by the Trust within the meaning of the Rule, such payments are authorized under this Plan: (i) the costs of the preparation of all reports and notices to shareholders and the costs of printing and mailing such reports and notices to existing shareholders, irrespective of whether such reports or notices contain or are accompanied by material intended to result in the sale of shares of the Trust or other funds or other investments; (ii) the costs of the preparation and setting in type of all prospectuses and statements of additional information, and the costs of printing and mailing of all prospectuses and statements of additional information to existing shareholders; (iii) the costs of the preparation, printing and mailing of all proxy statements and proxies, irrespective of whether any such proxy statement includes any item relating to, or directed toward, the sale of the Trust's shares; (iv) all legal and accounting fees relating to the preparation of any such reports, prospectuses, statements of additional information, proxies and proxy statements; (v) all fees and expenses relating to the registration or qualification of the Trust and/or its shares under the securities or "Blue-Sky" laws of any jurisdiction; (vi) all fees under the Securities Act of 1933 and the 1940 Act, including fees in connection with any application for exemption relating to or directed toward the sale of the Trust's shares; (vii) all fees and assessments of the Investment Company Institute or any successor organization, irrespective of whether some of its activities are designed to provide sales assistance; (viii) all costs of the preparation and mailing of confirmations of shares sold or redeemed or share certificates, and reports of share balances; and (ix) all costs of responding to telephone or mail inquiries of investors.
6. Disinterested Trustees. While this Plan is in effect, the selection and nomination of those Trustees of the Business Trust who are not "interested persons" of the Business Trust shall be committed to the discretion of such disinterested Trustees. Nothing herein shall prevent the involvement of others in such selection and nomination if the final decision on any such selection and nomination is approved by a majority of such disinterested Trustees.
7. Reports. While this Plan is in effect, the Trust's sub-adviser, administrator or Distributor shall report at least quarterly to the Business Trust's Trustees in writing for their review on the following matters: (i) all Permitted Payments made under Section 3 of this Plan, the identity of the Qualified Recipient of each payment, and the purposes for which the amounts were expended; (ii) all payments made under Section 4 of this Plan; (iii) all costs of each item specified in Section 5 of this Plan (making estimates of such costs where necessary or desirable) during the preceding calendar or fiscal quarter; and
(iv) all fees of the Trust to the Distributor, sub-adviser or administrator paid or accrued during such quarter. In addition if any such Qualified Recipient is an affiliate, as that term is defined in the Act, of the Trust, the Adviser, the Administrator or the Distributor, such person shall agree to furnish to the Distributor for transmission to the Board of Trustees of the Business Trust an accounting, in form and detail satisfactory to the Board of Trustees, to enable the Board of Trustees to make the determinations of the fairness of the compensation paid to such affiliated person, not less often than annually.
8.   Effectiveness, Continuation, Termination and Amendment.
This Plan originally went into effect when it was approved (i) by a vote of the Trustees of the Business Trust and of those Trustees (the "Independent Trustees") who, at the time of such vote, were not "interested persons" as defined in the 1940 Act of the Business Trust and had no direct or indirect financial interest in the operation of this Plan or in any agreements related to this Plan, with votes cast in person at a meeting called for the purpose of voting on this Plan; and (ii) by a vote of holders of at least a "majority" (as so defined) of the outstanding voting securities of the Trust. This Plan has continued, and will, unless terminated as hereinafter provided, continue in effect until the June 30 next succeeding the date first written above and from year to year thereafter only so long as such continuance is specifically approved at least annually by the Business Trust's Trustees and its Independent Trustees with votes cast in person at a meeting called for the purpose of voting on such continuance. This Plan may be terminated at any time by the vote of a majority of the Independent Trustees or by the vote of the holders of a "majority" (as defined in the 1940
Act) of the outstanding voting securities of the Trust. This Plan may not be amended to increase materially the amount of payments to be made without shareholder approval as set forth in
(ii) above, and all amendments must be approved in the manner set forth in (i) above.
9. Related Agreements. In the case of a Qualified Recipient which is a principal underwriter of the Trust, the related agreement shall be the agreement contemplated by Section 15(b) of the 1940 Act since each such agreement must be approved in accordance with, and contain the provisions required by, the Rule. In the case of Qualified Recipients which are not principal underwriters of the Trust, any related agreements with them shall be approved in accordance with, and contain the provisions required by, the Rule.

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